Exhibit 4.3
VOTING AND COVENANT AGREEMENT
     This Voting and Covenant Agreement (this “Agreement”) is made as of July 7, 2006 by and between LiveWorld, Inc., a Delaware corporation (the “Company”), and J. Walter Thompson U.S.A., Inc. (“WPP”).
     WHEREAS, the Company proposes to issue Warrants to purchase common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Warrants”) to WPP pursuant to a Warrant Purchase Agreement (the “Purchase Agreement”) in connection with a proposed joint venture relationship (the “Joint Venture”) entered into pursuant to a limited liability company operating agreement (the “LLC Agreement”, and together with the Warrants and Purchase Agreement, the “Transaction Agreements”);
     WHEREAS, in connection with the Joint Venture and the issuance of the Warrants, the Company has agreed to certain covenants set forth herein and WPP has agreed to certain restrictions with respect to the voting of any Common Stock issued upon the exercise of the Warrants (the “Shares”) and other obligations as set forth herein; and
     WHEREAS, as a condition to the Joint Venture and the issuance of the Warrants, the parties have agreed to enter into this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained in this Agreement, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
     1. Voting of Securities.
          (a) Definitions
     “Investors” shall mean WPP and any Affiliates (as defined in Section 10) of WPP that become parties hereto in accordance with Section 10(b).
     “Restricted Voting Securities” shall mean any Shares in excess of the Shares entitled to cast the number of votes that is equal to: (x) the total number of votes then held by Investors (including Shares transferred, whether in a registered public offering or pursuant to Rule 144 as provided in Section 10(b) below or otherwise) would otherwise be entitled to vote in any matter divided by (y) the LiveWorld Fully Diluted Shares with the resulting product multiplied by (z) the aggregate number of votes that all outstanding shares of the Company are entitled to cast in the matter.
     “LiveWorld Fully Diluted Shares” shall equal the actual outstanding shares of Common Stock (excluding treasury stock, if any) on the record date of a stockholder vote, plus the number of shares of Common Stock issuable upon the conversion of any convertible securities of the Company or upon exercise of any options or warrants or similar derivative instruments of the Company outstanding on such record date, excluding any Warrants or Shares issued or issuable upon exercisable of such Warrants, as calculated by the Company in good faith and set forth (with reasonable supporting documentation) in a certificate of the Company’s Secretary. Such certificate shall be delivered to WPP at least 20 business days prior to the date of the relevant meeting or consent of the Company’s stockholders.
          (b) Restricted Voting Matters. Except as otherwise provided herein, so long as the Investors hold Shares that, in the aggregate, constitute less than a majority of the total LiveWorld Fully Diluted Shares then, unless the Investors are able to obtain proxies (excluding any Shares) for and/or hold other shares of Common Stock representing collectively at least twenty-five percent (25%) of the voting power of the outstanding securities of the Company on the relevant record date, the Investors shall vote all Shares they then hold on any Restricted Matter (as defined below) in the same proportion as the stockholders of the Company not Affiliated or acting in concert with WPP.
          The “Restricted Matters” are:
               (i) Any transaction involving: the sale of all or substantially all of the assets of the Company; an exclusive license of all or substantially all of the intellectual property of the Company; any transaction in which the holders of outstanding voting securities of the Company immediately prior to the transaction or series of related transactions will own less than a majority of the outstanding voting securities of the Company immediately after such transaction(s) (a “Change in Control Transaction”);
               (ii) Any transaction involving the Company entering into any partnership or joint venture relationship;
               (iii) Any approval of the issuance of capital stock of the Company;
               (iv) Any acquisition of the stock or assets of a third-party or any other similar public market transaction; and
               (v) Any election of directors.
          (c) General Voting Matters. Except with respect to Restricted Matters, each Investor shall vote Restricted Voting Securities in the same proportion as the stockholders of the Company not affiliated or acting in concert with WPP and may vote securities that are not Restricted Voting Securities in such Investor’s discretion.
     2. Board Elections. In the event the Company’s Board of Directors is expanded to four or more seats, the Investors shall have the right (i) to have one nominee included on the Company’s recommended slate of directors for the next Annual Stockholder meetings and (ii) notwithstanding Section 1 hereof, to vote all of their Shares in favor of the election of such nominee to the Board of Directors at such Annual Meeting, provided, that such nominee must be approved by the Company, such approval not to be unreasonably withheld and further, provided, that this Section 2 shall be of no effect to the extent its application would result in Peter Friedman or his designee not being a Company recommended nominee, in the event the Company become subject to the rules of any exchange or market, the Investors shall support and approve any expansion of the Board of Directors as may be required or desirable to comply with such rules.

     3. Exchange Rules. In the event applicable rules of any stock exchange, market or quotation system on which the Common Stock is then listed or proposed to be listed requires a stockholder vote to approve the issuance of the Warrants, the Joint Venture, or the transactions contemplated thereby or by this Agreement, the Company will use commercially reasonable efforts to obtain any requisite stockholder vote, and, notwithstanding Section 1 above, the Investors shall vote any Shares they then hold in favor of such transactions as needed or helpful. In the event requisite stockholder vote is not timely obtained, WPP and the Company shall work in good faith to restructure the contemplated transactions to provide similar economic value to the parties in compliance with all such laws, rules and regulations. WPP shall take no action to prevent the Company from listing its Shares on any stock exchange, market or quotation system (but rather shall take any and all actions customary of a major stockholder that may be requested by the Company from time to time to facilitate such listing, including completion of customary questionnaires, voting to support reasonable and customary corporate structuring and similar actions).
     4. Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities (other than pursuant to a Change in Control Transaction) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.
     5. Restrictive Legend. Each certificate representing Shares shall be marked by the Company with a legend (in addition to any other legends required by the Transaction Documents) reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER AT NO CHARGE) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT.”
     At the request of the Investor, the Company shall replace each such certificate with a certificate free of such legend in connection with any transfer of the Shares represented by such certificate in a public offering or pursuant to Rule 144 under the Securities Act of 1933 (“Rule 144”), provided such transfer is in compliance with Section 10(b) and such Shares are not Restricted Voting Securities.
6. Right of First Refusal on Certain Joint Venture Transactions
          (a) The Company covenants to WPP that prior to entering into any joint venture agreement (i.e., a partnership agreement or limited liability company agreement pursuant to which a joint venture is formed) with any Named Competitor (as defined below), it will offer to WPP the opportunity to enter into the proposed relationship on substantially the same terms and conditions by providing WPP written notice of the proposed transaction and a non-binding term sheet. WPP shall have ten (10) calendar days from receipt of such notice to enter into, or cause an Affiliate of WPP to enter into, such non-binding term sheet, with such modifications as WPP or such Affiliate and the Company may agree and an additional thirty (30) calendar days after entry into such non-binding term sheet to agree to definitive documentation with respect to the joint venture. In the event the parties are unable to enter into a non-binding term sheet and definitive documentation within the time periods set forth above, the Company may enter into a joint venture on substantially the same terms as provided in the term sheet (or terms more favorable to the Company) with a Named Competitor. If the terms of the proposed transaction with the Named Competitor are modified in a manner that is more favorable to the Named Competitor than the terms set forth in the written notice to WPP, the proposed transaction as so modified shall constitute a new proposed transaction and shall again be offered to WPP in the manner set forth above. (The restrictions and covenants set forth above are referred to as the “Competition Restrictions”.)
     “Named Competitors” mean Omnicom Group Inc., Interpublic Group of Companies, Publicis Groupe, Havas, Aegis Group pic, Digitas Inc., AQuantive, Inc., MDC, Inc., ValueClick, Inc., DoubleClick, Inc. and any Affiliates of any of such companies.
          (b) The Competition Restrictions shall not apply to any joint venture the sole purpose of which is to sell the Company’s services to a Named Competitor or its Affiliates, provided no such arrangement shall include any provision pursuant to which the Named Competitor or any such Affiliate shall receive equity securities, or the right to purchase equity securities, of the Company.
          (c) The restrictions and covenants in Section 6(a) shall terminate on December 31, 2008, unless extended as set forth below.
               (i) In the event that either (x) the sixty (60) calendar day average (A) closing price of the Common Stock, if the principal market for the Common Stock is then NASDAQ or a national exchange, or (B) closing bid and asked quotations, if the principal market for the Common Stock is then the pink sheets, for the period ending December 31, 2008 is less than the average exercise price for the then issued and unexercised Warrants (the “2008 Price Trigger”) or (y) five (5) business days following March 31, 2009 the Investors shall have exercised Warrants equal to or exceeding ten percent (10%) of the LiveWorld Fully Diluted Shares (as measured on December 31, 2008), the Competition Restrictions shall be extended until December 31, 2009.
               (ii) In the event that either (x) the sixty (60) calendar day average (A) closing price of the Common Stock if the principal market for the Common Stock is then NASDAQ or a national exchange, or (B) closing bid and asked quotations, if the principal market for the Common Stock is then the pink sheets, for the period ending December 31, 2009 is less than the average exercise price for the then issued and unexercised Warrants or (y) five (5) business days following March 31, 2010 the Investors shall have exercised Warrants equal to or exceeding fifteen percent (15%) of the LiveWorld Fully Diluted Shares (as measured on December 31, 2009) (or ten percent (10%) of such LiveWorld Fully Diluted Shares if the 2008 Price Trigger was satisfied), the restrictions and covenants in Section 6(a) shall be in force and effect for the one year period from December 31, 2009 to December 31, 2010, whether or not the conditions in Section 6(c)(i) had been met; provided, however, that in the event the conditions in Section 6(c)(i) had not been met, any joint venture for which definitive documentation had been entered into during such period shall not be subject to the Competition Restrictions.
               (iii) In the event that five (5) business days following March 31, 2011 the Investors shall have exercised Warrants equal to or exceeding fifteen percent (15%) of the LiveWorld Fully Diluted Shares (as measured on December 31, 2010) and the conditions in Section 6(c)(ii) had been met, the Competition Restrictions shall remain in effect for the period from December 31, 2010 to December 31, 2011.
          (d) Nothing in this Agreement shall prevent any third party from acquiring stock in the Company via the public markets, including a tender offer, or in connection with any Change in Control Transaction or from any party other than the Company; provided that the Company shall not proactively orchestrate the acquisition of Company stock by a Named Competitor or Affiliate thereof as part of a public offering, The parties acknowledge that Company cannot reasonably restrict or prevent its investment bankers or other entities from selling stock to a Named Competitor in a public offering.
     7. Right of First Refusal on Private Placements to Named Competitors.
          (a) The Company hereby grants to WPP the right of first refusal to purchase any shares of Company capital stock that the Company may, from time to time, propose to sell and issue to any Named Competitor. In the event the Company proposes to undertake such an issuance, it shall give WPP written notice of its intention, describing the type of security to be sold, the identity of the proposed purchaser, the price and the general terms upon which the Company proposes to issue the same. WPP shall have ten (10) days after receipt of any such notice to agree to purchase such securities for the price and upon the terms specified in the notice by giving written notice to the Company. In the event WPP fails to agree within said ten (10) day period (the “Election Period”) to purchase such securities, the Company shall have sixty (60) calendar days thereafter to sell or enter into an agreement (pursuant to which the sale of such securities covered thereby shall be closed, if at all, within sixty (60) calendar days from the date of said agreement), at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to WPP delivered pursuant to this section. In the event the Company has not completed such transaction within such sixty (60) day period following the Election Period, or such sixty (60) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to WPP in the manner provided in this section.
          (b) The right of first refusal granted under this Section 7 shall only be in effect at such times at the Competition Restrictions are also in effect.
8. The Company’s Right of First Refusal
     In the event of a proposed transfer of Warrants or Shares (collectively, the “Securities”) in compliance with Section 12 of the Warrant and Section 10(b) of this Agreement, before any Securities may be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by WPP or any transferee that is an Affiliate of WPP (each, a

“Holder”), such Holder must first offer such Securities or beneficial interest to the Company and/or its assignee(s) as follows:
          (a) Notice of Proposed Transfer. The Holder shall deliver to the Company a written notice stating: (i) the Holder’s bona fide intention to sell or otherwise transfer the Securities; (ii) the name of each proposed transferee; (iii) the number and type of Securities to be transferred to each proposed transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Securities; and (v) that by delivering the notice, the Holder offers all such Securities to the Company and/or its assignee(s) pursuant to this section and on the same terms described in the notice.
          (b) Exercise of Right of First Refusal. At any time within 30 days after receipt of the Holder’s notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Securities proposed to be transferred to any one or more of the proposed transferees, at the purchase price determined in accordance with Section 8(c).
          (c) Purchase Price. The purchase price for the Securities purchased by the Company and/or its assignee(s) under this section shall be the price listed in the Holder’s notice. If the price listed in the Holder’s notice includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in its sole discretion.
          (d) Payment. Payment of the purchase price shall be made, at the option of the Company and/or its assignees), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company and/or its assignee(s), or by any combination thereof within 30 days after receipt by the Company of the Holder’s notice (or at such later date as is called for by such notice).
          (e) Holder’s Right to Transfer. If all of the Securities proposed in the notice to be transferred to a given proposed transferee are not purchased by the Company and/or its assignee(s) as provided in this section, then the Holder may sell or otherwise transfer such Securities to that proposed transferee; provided that: (i) the transfer is made only on the terms provided for in the notice, with the exception of the purchase price, which may be either the price listed in the notice or any higher price; (ii) such transfer is consummated within 60 days after the date the notice is delivered to the Company; and (iii) the transfer is effected in accordance with any applicable securities laws, and if requested by the Company, the Holder shall have delivered an opinion of counsel acceptable to the Company to that effect. If any Securities described in a notice are not transferred to the proposed transferee within the period provided above, then before any such Securities may be transferred, a new notice shall be given to the Company, and the Company and/or its assignees shall again be offered the right of first refusal described in this section.
     Notwithstanding the foregoing, the provisions of this Section 8 shall be inapplicable in connection with any sale of the Shares in a public offering or pursuant to Rule 144 and shall only apply in the case of a negotiated private transaction.

     9. The Company’s Right of First Offer.
     In the event of a proposed transfer of any Shares in compliance with Section 12 of the Warrant and Section 10(b) of this Agreement, before any Shares may be sold pursuant to Rule 144 by any Holder, such Holder must first offer such Shares or beneficial interest to the Company and/or its assignee(s) as follows:
          (a) Notice of Proposed Transfer. The Holder shall deliver to the Company a written notice stating: (i) the Holder’s bona fide intention to sell the Shares pursuant to Rule 144; (ii) the number of Shares to be sold; and (iii) that by delivering the notice, the Holder offers all such Shares to the Company and/or its assignee(s) pursuant to this section and on the terms described herein.
          (b) Exercise of Right of First Offer. Within 24 hours after receipt of the Holder’s notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be sold, at the purchase price determined in accordance with Section 9(c).
          (c) Purchase Price. The purchase price for the Shares purchased by the Company and/or its assignee(s) under this section shall be the average of the daily closing prices of the Common Stock for each trading day during the period commencing 20 trading days before the date of the Holder’s notice and ending on the date one trading day prior to such date, or if the security has been registered under the Securities Exchange Act of 1934, as amended, for less than 20 consecutive trading days before such date, the average of the daily closing prices (or such equivalent) for all of the trading days before the date that is one day prior to the date of the Holder’s notice for which daily closing prices are available.
          (d) Payment. Payment of the purchase price shall be made, at the option of the Company and/or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company and/or its assignee(s), or by any combination thereof within 30 days after receipt by the Company of the Holder’s notice (or at such later date as is called for by such notice).
          (e) Holder’s Right to Sell. If all of the Shares proposed in the notice to be sold are not purchased by the Company and/or its assignee(s) as provided in this section, then the Holder may sell such Shares pursuant to Rule 144; provided that: (i) such transfer is consummated within 60 days after the date the notice is delivered to the Company; and (ii) the transfer is effected in accordance with any applicable securities laws, and if requested by the Company, the Holder shall have delivered an opinion of counsel acceptable to the Company to that effect. If any Shares described in a notice are not sold pursuant to Rule 144 within the period provided above, then before any such Shares may be sold pursuant to Rule 144, a new notice shall be given to the Company, and the Company and/or its assignees shall again be offered the right of first offer described in this section.

10. Miscellaneous
          (a) Certain Definitions. Shares “held” by an Investor shall mean any capital stock directly or indirectly owned (of record or beneficially) by such Party or as to which such Party has voting power. “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law. “Affiliate” or an entity “Affiliated with” another entity shall mean, with respect to a specified entity, an entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified entity. “Direct Competitor” means a company that is primarily or significantly in the same line of business as the Company which is defined as the consulting about and/or the creation of and/or the operation of private label and/or branded online community services including but not limited to any or any combination of: moderation and/or moderation tools, community management and/or community management tools, research and reporting services and tools, dialogue mining and analysis services and/or tools, application hosting of online dialogue and user authoring services including but not limited to: message forums, blogs, chats, groups, profiles, photo albums, guest books, home pages, calendars, file sharing, friends lists, webcasts, polls, surveys, focus groups, conversation analysis, instant messaging, email, alerts, and any loyalty marketing, customer support or business intelligence services based on any or any combination of the preceding items.
          (b) Transfer of Warrants or Common Stock. In the event WPP transfers Warrants or Shares, in compliance with Section 12 of the Warrant, such transferee shall become a party to this Agreement as an “Investor” and any such transfer shall be conditioned up receipt of an executed counterpart of this Agreement by such transferee. This Agreement may be amended to join any such transferee by the affixation of a counterpart signature page of such transferee and no further action by any party hereto shall be required. Notwithstanding the foregoing, Shares that do not constitute Restricted Voting Securities maybe sold as part of a registered public offering (pursuant to Section 16 of the Warrants or otherwise) or pursuant to Rule 144 to persons or entities that are neither WPP Affiliates nor acting as agents for WPP or WPP Affiliates provided that (i) the Shares so sold shall continue to count as “Restricted Voting Securities” for purposes of the Restricted Voting Securities calculation in Section l(a) and (ii) the transferees of the Shares so sold shall not be bound by this Agreement or the Warrant Agreement.
     The Company shall not permit the transfer or sale of any Warrants or Shares on its books nor issue a new certificate representing any Warrants or Shares except in compliance with the provisions set forth in this Section 10(b) and all other transfer restrictions in the Transaction Documents.
          (c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, e-mailed, mailed, or delivered to each party as follows: (i) if to WPP at 125 Park Avenue, New York, New York 10017, Attention: Mary Ellen Howe, facsimile No. 212-632-2222, or at such other address or facsimile number as WPP shall have furnished in writing, with copies of any such notice to (x) WPP Group USA, Inc., 125 Park Avenue, New York, New York 10017, Attention: Roel Smits, facsimile No. 212-632-2250 and (y) Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, Attention: Curt Myers, Esq., facsimile No. 212-468-4888, (ii) if to an Investor, at such Investor’s address or facsimile number set forth in the Company’s records, or at such other address or facsimile number as such Investor shall have furnished the Company in writing, or (iii) if to the Company, at 170 Knowles Drive, Suite 211, Los Gatos, California 95032, Attn: Chief Executive Officer, facsimile: 408-871-5301, or at such other address or facsimile number as the Company shall have furnished in writing, with a copy to Page Mailliard, Wilson Sonsini Goodrich & Rosati, PC, 650 Page Mill Road, Palo Alto, California 94304. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.
          (d) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Warrants may only be transferred to a WPP Affiliate, provided such WPP Affiliate may not be a Direct Competitor of the Company.
          (e) Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.
          (f) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
          (g) Further Assurances. Each party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.
          (h) Entire Agreement. This Agreement and the other Transaction Documents and related exhibits constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.
          (i) No Grant of Proxy. This Agreement does not grant any proxy and should not be interpreted as doing so.
          (j) Not a Voting Trust. This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.
          (k) Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.

Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
          (l) Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the holders of the greatest number of Shares (assuming the exercise of all Warrants) as indicated on the Company’ s books of record.
          (m) No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted the parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.
          (n) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
          (o) Purchases of Common Stock by WPP. In the event that WPP (i) purchases 1% or more of the Company’s outstanding common stock other than in a transaction directly with the Company or (ii) becomes aware that any WPP Affiliate has made such a purchase, then WPP shall use commercially reasonable efforts to promptly notify the Company of such purchase.
          (p) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

     The parties have executed this Voting and Covenant Agreement as of the date first above written.

LIVEWORLD, INC. a Delaware corporation
/s/ Peter H. Friedman
Signature of Authorized Signatory
Peter H. Friedman, CEO
Name and Title of Authorized Signatory

J. WALTER THOMPSON U.S. A., INC. a Delaware corporation

Signature of Authorized Signatory

Name and Title of Authorized Signatory
(Signature page to Voting and Covenant Agreement)

     The parties have executed this Voting and Covenant Agreement as of the date first above written.

LIVEWORLD, INC. a Delaware corporation

Signature of Authorized Signatory

Name and Title of Authorized Signatory

J. WALTER THOMPSON U.S A., INC. a Delaware corporation
/s/ Thomas O. Neuman
Signature of Authorized Signatory
Thomas O. Neuman, Assistant Treasurer
Name and Title of Authorized Signatory
(Signature page to Voting and Covenant Agreement)

Exhibit A
INVESTORS